UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 25, 2009

ENERGY KING, INC.
(Exact Name of Issuer as Specified in its Charter)

Nevada	0-27454	20-3161375
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1929 Main St., Suite 106,, Irvine, CA 92614
(Address of principal executive offices)

(949) 468-4444
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Energy King, Inc. (“Energy King”) filed suit against Trafalgar Capital Specialized Investment Fund, FIS (“Trafalgar”) on February 25, 2009 in the United States District Court for the Southern District of Florida, Case No. 09-CV-60299, for usury pursuant to Chapter 687 of the Florida Statutes and for declaratory relief seeking a declaration from the court that the secured loan in the principal amount of $1,500,000 entered into between Energy King and Trafalgar on or about June 29, 2007 is unenforceable.   Specifically, the suit alleges that the Trafalgar loan violates Florida’s usury laws for charging and contracting for excessive, unlawful rates of interest entitling Energy King to all appropriate relief under Chapter 687 including that the debt is not enforceable against Energy King, double the amount of interest already paid by Energy King, reimbursement of principal payments made together with consequential and punitive damages. Accordingly, Energy King considers the agreement with Trafalgar terminated.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 6, 2009 Energy King was served with a lawsuit by Trafalgar in the United States District Court for the Southern District of Florida that was filed on February 27, 2009.  It is suspected that the Trafalgar suit was filed in retaliation for the suit filed by Energy King. The Trafalgar suit alleges, among other things, that Energy King had fraudulently induced Trafalgar to enter into a $1,500,000 secured promissory note on or about June 27, 2007 and also alleges causes of action for acceleration of and the full amount of principal and interest due on the note, fraudulent transfers, tortious interference with contractual relationships and civil conspiracy. Also named in the suit are Energy King Chief Executive Officer Jeff Hultman and director Alan Mintz.

Trafalgar has agreed to consolidate its lawsuit with the suit brought by Energy King discussed in Item 1.02 herein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

On March 5, 2009, Alan Mintz, 59, an officer and director of Energy King, Inc. ("Energy King") resigned his position as a president. On that day Mr. Mintz sent Energy King an e-mail stating that the resignation was effective immediately but that he will remain as a director.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY KING, INC.

March 10, 2009	By:	/s/ Larry Weinstein
Larry Weinstein
Corporate Secretary